Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into by and between Twenty One Capital, Inc., a Texas corporation (the “Company”), and Jack Mallers (the “Executive”), dated July 20, 2026. The Company and the Executive may be referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into an employment agreement by and between the Executive and the Company, dated December 8, 2025 (the “Employment Agreement”), pursuant to which the Company employed the Executive as Co-Founder and Chief Executive Officer;

WHEREAS, the Executive has expressed his desire to resign from his position and the Parties mutually agree that the Executive’s employment with the Company will terminate effective July 20, 2026 (the “Separation Date”).

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Resignation. The Parties agree that, as of the Separation Date, the Executive will no longer serve in any and all positions he holds with the Company and its subsidiaries (including as Chief Executive Officer and as a member of the Board of Directors of the Company), and the Executive agrees to execute any additional documents required by the Company to effectuate such agreement. Other than as expressly provided in this Agreement, the Executive shall not be entitled to any further salary, bonuses, wages, benefits, retirement benefits, insurance, or other compensation or benefits of any type from the Company, its subsidiaries or its affiliates as of the Separation Date.

2.  Payments and Benefits.

(a) Provided that this Agreement becomes effective pursuant to its terms and the Executive remains in compliance with this Agreement at all times, the Company shall permit the Executive to receive or retain the following payments and benefits, and with respect to the equity awards, subject to the terms and conditions of the Company’s 2025 Stock Incentive Plan, the applicable award agreements evidencing such awards and the Company’s right to retroactively determine that a termination of employment is for Cause under Section 5(c) of the Employment Agreement:

i.	A cash payment equal to the final $50,000 fixed remuneration payment for July 2026, which amount shall be paid to the Executive in accordance with the Company’s regular payroll practices;

ii.	A cash payment in the amount of $420,455.39, which represents $5.23 per share of Class A common stock, US$0.01 par value per share, of the Company (“Common Stock”) subject to 80,393 vested time-based restricted stock units that are not yet settled as of the date of this Agreement (the “RSU Repurchase Amount”), which RSU Repurchase Amount, less applicable withholding and authorized deductions, shall be paid to the Executive in a lump-sum in accordance with the Company’s regular payroll practices. The Executive acknowledges and agrees that the RSU Repurchase Amount is being paid to Executive in full satisfaction of the vested time-based restricted stock units that are not yet settled as of the date of this Agreement and that the Executive has no further right, entitlement or claim to such restricted stock units or the shares of Common Stock subject to such restricted stock units. The Executive further acknowledges and agrees that no acceleration shall apply to any other restricted stock units, all of which shall be forfeited without compensation as of the Separation Date;

iii.	A cash payment in the amount of $1,151,046.48, which represents (A) $5.23 multiplied by the sum of (x) 201,706 shares of Common Stock previously delivered to the Executive on April 10, 2026 in settlement of vested time-based restricted stock units (the “Repurchased RSU Shares”) and (y) 25,154 shares of Common Stock previously delivered to the Executive on April 10, 2026 in connection with the payment of the Executive’s 2025 annual bonus (together with the Repurchased RSU Shares, the “Repurchased Shares”) less (B) $35,431.32, which represents taxes not previously withheld on shares of Common Stock delivered to the Executive in connection with the payment of the Executive’s 2025 annual bonus (such amount, the “Equity Repurchase Amount”). The Equity Repurchase Amount shall be paid to the Executive in a lump-sum as soon as reasonably practicable following the date of this Agreement. The Executive acknowledges and agrees that the Equity Repurchase Amount is being paid to the Executive in consideration for the Repurchased Shares, and that the payment of the Equity Repurchase Amount to the Executive shall only occur after the Executive has instructed the transfer of the Repurchased Shares to the Company free and clear of any liens, encumbrances or restrictions. The Executive further acknowledges and agrees that the Executive shall have no further right, entitlement or claim to such Repurchased Shares thereafter; and

iv.	The Executive shall retain 1,522,407 vested stock options to purchase Common Stock, each with an exercise price of $14.43 per share, which the Executive may exercise for the ninety (90)-day period following the Separation Date in accordance with the terms of the applicable award agreement(s); provided that no acceleration shall apply to any other stock options, all of which shall be forfeited without compensation as of the Separation Date.

3.  Release.

(a)  Executive’s Release. The Executive, for and on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly releases and forever discharges the Company, together with all of the Company’s past and present owners, parents, subsidiaries, and affiliates, together with each of their members, managers, officers, directors, stockholders, investors, partners, employees, agents, representatives, advisors and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, the “Claims”) which the Executive or his heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which the Executive signs this Agreement, including, but not limited to, any such Claims (A) relating in any way to the Executive’s employment relationship with the Company or any other Releasees, and (B) arising under any federal, local or state statute, ordinance, or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Illinois Equal Pay Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Employment Contract Act, the Illinois Gender Violence Act, the Illinois Biometric Information Privacy Act, the Illinois Constitution, all as amended and including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of the Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and the Executive; provided, however, that notwithstanding the foregoing, nothing contained in this Section 3, including the Employment Agreement, shall in any way diminish or impair: (I) any rights the Executive may have to vested benefits under qualified retirement and welfare benefit plans; (II) the Executive’s ability to bring proceedings to enforce this Agreement; (III) any Claims the Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits, or (IV) any rights the Executive may have to bring any Claim for indemnification under any indemnification agreement, applicable directors and officers liability insurance policy or applicable state or federal law.

(b) Company’s Release. To the fullest extent permitted by law, the Company hereby releases and waives any claims it may have against Executive and his successors and assigns, whether known or not known, relating to Executive’s employment with the Company and separation therefrom.

(c)  The Executive acknowledges and agrees that the Company and the Releasees have fully satisfied any and all obligations owed to the Executive arising out of or relating to the Executive’s employment with the Company or any of the Releasees (including under the Employment Agreement), and no further sums, payments or benefits are owed to the Executive by the Company or any of the Releasees arising out of or relating to the Executive’s employment with the Company or any of the Releasees, except as expressly provided in this Agreement.

4.  Continuing Obligations. The Executive acknowledges and agrees that Section 6 and Section 8 of the Employment Agreement shall apply and remain in full force and effect and shall survive the execution, delivery and performance of this Agreement and are incorporated by reference as if set forth herein (the “Continuing Obligations”); provided, however, that:

(a)  the Continuing Obligations shall not include, and the Executive shall not be bound on or after the Separation Date by, the restrictions set forth in Sections 6(c)(ii) and 6(c)(iii) of the Employment Agreement; and

(b)  for purposes of this Agreement, the definition of “Competitive Business” in Section 6(c)(i) of the Employment Agreement shall apply solely with respect to any business whose primary purpose or principal line of business is acquiring, holding, or managing digital assets, in particular Bitcoin, and shall not restrict the Executive from engaging in any other business or activity, including, without limitation, businesses engaged in creating, distributing or licensing digital-asset-related content, or offering digital-asset-focused financial services such as advisory, lending or structured products.

5.  Non-Disparagement. The Company, on behalf of itself and its subsidiaries, hereby agrees not to issue any statement that, directly or indirectly, defames, disparages, libels, slanders, denigrates, ridicules or criticizes the Executive; provided, however, that nothing in this Agreement limits the Company’s ability to make truthful statements as required by law, regulation, or legal process, or to enforce any legal right, including, without limitation, the terms of this Agreement.

6.  Cooperation. The Executive agrees that the Executive will assist and cooperate with the Company in connection with any investigation, proceeding, dispute, or claim that may be made against, by, or with respect to the Company, or in connection with any ongoing or future investigation, proceeding, dispute, or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency (including, but not limited to, making himself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities), to the extent such claims, investigations, or proceedings relate to the Executive’s employment with the Company, services performed or required to be performed by the Executive, or pertinent knowledge possessed by the Executive.

7.  Reimbursement of Legal Fees. The Company shall reimburse the Executive for reasonable legal fees actually incurred by the Executive in connection with the review, negotiation and execution of this Agreement, up to a maximum of $15,000.

8.  Return of Property. As of the Separation Date, the Executive shall return to the Company all property of the Company in the Executive’s possession, custody or control, including, without limitation, any and all materials and equipment supplied by the Company, such as credit cards, computers, phones, tablets, other electronic equipment and keys, and any and all documents, contracts, agreements, plans, books, notes, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, including, without limitation, any such documents or other materials which contain confidential information, and any copies of any of the foregoing. To the extent the Executive has any of the foregoing property of the Company in the Executive’s possession, custody or control in electronic form (for example, in the Executive’s personal cloud storage or email account or on a personal computer), the Executive has identified such documents to the Company, delivered identical copies of such documents to the Company (if the Company so requested), and followed the Company’s instructions regarding the permanent deletion or retention of such documents. The property which must have been returned to the Company pursuant to this Section 7 must have been returned whether in the Executive’s possession, work area, home, vehicle or in the wrongful possession of any third party with the Executive’s knowledge or acquiescence, and whether prepared by the Executive or any other person or entity.

9.  Consultation with Attorney; Voluntary Agreement. The Executive acknowledges that (i) the Company has advised the Executive to consult with an attorney of the Executive’s own choosing (at the sole expense of the Executive) before signing this Agreement, including the release set forth in Section 3, (ii) the Executive has been given the opportunity to seek the advice of counsel, (iii) the Executive has carefully read and fully understands all of the provisions of this Agreement, (iv) the Executive is entering into this Agreement knowingly, freely and voluntarily, and (v) the Executive has the full power, capacity and authority to enter into this Agreement (including the release in Section 3).

10.  No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Executive or any of the Releasees. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

11.  Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same Agreement. A faxed or .pdf-ed signature shall operate the same as an original signature.

12.  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. The Executive may not assign his duties or obligations under this Agreement.

13.  Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

14.  Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith.

15.  Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

16.  Entire Agreement/No Oral Modifications. This Agreement sets forth the entire understanding between the Company and the Executive, and supersedes all prior agreements, representations, discussions and understandings concerning the subject matter addressed herein, including the Employment Agreement (except with respect to the Continuing Obligations). The Company and the Executive represent that, in executing this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

[Signature Page To Follow]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Parties have signed this Agreement as of the date first above written.

Twenty One Capital, Inc.

By:	/s/ James Nguyen
Name:	James Nguyen
Title:	General Counsel
Date:	July 20, 2026

EXECUTIVE

/s/ Jack Mallers
Jack Mallers
Date: July 20, 2026